Exhibit 99.1

Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Increased Second Quarter Revenues and Earnings

July 24, 2012, Bellevue, Washington – “PACCAR reported increased revenues and net income for the second quarter of 2012,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s second quarter results reflect the benefits of higher truck sales in North and South America and good financial services results worldwide as compared to the second quarter of 2011. The weak economic growth in the United States, coupled with the ongoing uncertainty in the Eurozone, could dampen truck orders for the remainder of 2012. I am very proud of our 23,000 employees who have delivered excellent results to our shareholders and customers.”

“PACCAR’s strong balance sheet and consistent profitability have enabled ongoing investments which enhance PACCAR’s global operations, deliver excellent operating efficiency and support the development of innovative new products. During the second quarter, Kenworth and Peterbilt began production of their new T680 and Model 579 trucks, and DAF showcased its new PACCAR MX 13-liter Euro 6 engine. These investments will contribute to the company’s long-term growth,” said Pigott.

PACCAR earned $297.2 million ($0.83 per diluted share) for the second quarter of 2012, a 24 percent increase compared to $239.7 million ($0.65 per diluted share) earned in the second quarter last year. Second quarter net sales and financial services revenues were $4.46 billion, compared to $3.96 billion reported in 2011. Net sales and financial services revenues for the first six months of 2012 were $9.23 billion, up 27 percent compared to $7.24 billion last year. For the first six months of 2012, PACCAR reported net income of $624.5 million ($1.75 per diluted share), an increase of 44 percent compared to the $433.0 million ($1.18 per diluted share) in 2011.

Stock Repurchase Update

During the second quarter of 2012, PACCAR repurchased 3.2 million of its common shares for $123.9 million. “Over the past twelve months, PACCAR has purchased 12.8 million PACCAR shares for a total investment of $477.1 million,” noted Ron Armstrong, PACCAR president. “PACCAR’s excellent net profits and strong cash flow make the company’s shares an attractive long-term investment.” PACCAR’s shareholder return averaged 14.9 percent annually in the last ten years, compared to the S&P 500 Index average annual return of 5.3 percent for the same period.

Global Truck Markets

DAF continued to strengthen its position in the European truck market, achieving a market share of 16.0 percent in the above 16-tonne segment in the first five months of 2012. “DAF is one of the market leaders in the European tractor segment as fleets recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “We estimate that 2012 industry registrations in the above 16-tonne truck market in Europe will be 210,000-230,000 units, compared to 241,000 units in 2011.”

The DAF CF Earned the U.K. Fleet Truck of the Year Award for 2012

“Class 8 industry retail sales in the U.S. and Canada are expected to be in the range of 210,000-230,000 vehicles in 2012. Industry retail sales in 2011 were 197,000 units. Our customers are benefiting from higher freight tonnage, improved fleet utilization rates and lower fuel prices,” said Dan Sobic, PACCAR executive vice president. “For the first half of 2012, PACCAR increased its Class 8 retail market share in the U.S. and Canada to 29.9 percent.”

Financial Highlights – Second Quarter 2012

Highlights of PACCAR’s financial results for the second quarter of 2012 include:

•	Consolidated sales and revenues of $4.46 billion.

•	Net income of $297.2 million.

•	Manufacturing cash and marketable securities of $2.59 billion.

•	Cash generated from operations of $317.7 million.

•	Record Financial Services pretax income of $77.4 million.

•	Research and development expenses of $73.8 million.

•	$2.0 billion of bank credit facilities renewed.

•	3.2 million shares repurchased for $123.9 million

Financial Highlights – First Half 2012

Financial highlights for the first six months of 2012 include:

•	Consolidated sales and revenues of $9.23 billion.

•	Net income of $624.5 million.

•	Cash generated from operations of $444.0 million.

•	Financial Services pretax income of $148.7 million.

•	Research and development expenses of $146.1 million.

•	Medium-term note (MTN) issuances of $1.54 billion.

•	Capital investments of $237.8 million.

South American Expansion

Construction of PACCAR’s new DAF factory in Ponta Grossa, Brasil is progressing. “Brasil is a major truck market with projected industry sales above six-tonne of 135,000 units in 2012. The DAF product range offers premium quality, low operating costs and the industry-leading PACCAR MX engine,” said Bob Christensen, PACCAR executive vice president. “The production of DAF trucks in Brasil in 2013 is an exciting development which will add to PACCAR’s sales in South America.”

For over 40 years, PACCAR’s Kenworth vehicles have earned a significant market share in many South American countries in the Andean region. “The successful introduction of DAF vehicles into Chile, Ecuador and Peru in 2011 helped PACCAR achieve a record level of vehicle sales in the region,” said Sam Means, PACCAR vice president. “Total PACCAR truck deliveries of 4,500 units in the Andean region of South America in the first six months of 2012 increased by 75 percent compared to the first half last year.”

Environmental Leadership

PACCAR continues to be a leader in the market for natural-gas powered vehicles. Kenworth and Peterbilt have been manufacturing trucks powered by liquefied natural gas (LNG) and compressed natural gas (CNG) since 1996. PACCAR has earned a 40 percent share of the U.S. heavy-duty truck natural gas market, providing the widest range of vehicle solutions for over-the-road, regional and vocational applications. Kenworth and Peterbilt models are currently available with either 9-liter or 15-liter engines. In 2013, Kenworth and Peterbilt plan to offer 12-liter natural gas engines. “PACCAR’s natural gas engine platforms offer an efficient and clean technology that benefits customers in a wide range of applications,” commented Craig Brewster, PACCAR vice president.

“PACCAR is a leader in the development of other environmentally friendly technologies,” added Brewster. “All PACCAR manufacturing facilities have earned the prestigious ISO 14001 environmental certification. This distinction recognizes that the facilities have implemented rigorous energy-saving measures and innovative design features. Many PACCAR facilities in the U.S. and Europe have also successfully achieved ‘zero waste to land-fill’ status.”

Kenworth T800 LNG

Capital Investments, Product Development and Industry Recognition

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $4.8 billion in capital projects, innovative products and new technologies during the past decade. Capital investments of $450-$550 million and R&D expenses of $275-$300 million are targeted in 2012 for new products and enhancing manufacturing operating efficiency. “Kenworth, Peterbilt and DAF are investing in new industry-leading products and services to enable our customers to achieve excellent results in their businesses,” said George West, PACCAR vice president.

The DAF CF85 was recently honored at the “Motor Transport Awards 2012” dinner in London. For the eleventh time in 26 years, Motor Transport magazine honored the DAF CF85 as the U.K. “Fleet Truck of the Year.” “The CF is regarded as one of the most fuel-efficient trucks in the market and with the innovative DAF Advanced Transport Efficiency (ATe) technologies, additional savings can be realized,” said Ray Ashworth, managing director of DAF Trucks U.K.

Kenworth Truck Company achieved the highest ranking in customer satisfaction among Class 8 truck owners in the Heavy Duty Dealer Service Segment for the second consecutive year, according to the recently released J.D. Power and Associates 2012 Heavy Duty Truck Customer Satisfaction StudySM*. “Kenworth is honored to receive the prestigious Heavy Duty Dealer Service Award from J.D. Power and Associates,” said Gary Moore, Kenworth general manager. “Kenworth employees and dealers are committed to providing the highest-quality service and The World’s Best trucks to our customers.”

Financial Services Companies Achieve Excellent Results

PACCAR Financial Services (PFS) has a portfolio of 148,000 trucks and trailers, with total assets of $10.21 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 32,000 vehicles, is included in this segment. During the second quarter and first half of 2012, PFS profit increased due to growth in portfolio balances and a lower provision for credit losses.

Second quarter pretax income in 2012 improved to $77.4 million compared to $56.9 million earned in the second quarter of 2011. Second quarter revenues were $266.1 million compared to $258.0 million in the same quarter of 2011. For the six-month period, pretax income was $148.7 million compared to $107.2 million last year. First-half revenues were $527.5 million, compared with $499.0 million for the same period a year ago. “Dealers and customers appreciate PFS’s commitment to providing leading-edge technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle,” said Bob Bengston, PACCAR vice president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers,” said Todd Hubbard, PACCAR Financial president. “A growing asset base and excellent portfolio performance are generating improved earnings. We have excellent access to the commercial paper, medium-term note and syndicated loan markets, allowing PFS to profitably support the sale of PACCAR trucks in 23 countries on three continents.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium-, and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 24, 2012, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through July 31, 2012. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*	J.D. Power and Associates 2012 Heavy Duty Truck Studysm. Study was based on 1,725 responses from principal maintainers of heavy-duty trucks. For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Truck and Other:
Net sales and revenues	$4,191.1	$3,702.7	$8,705.8	$6,745.3
Cost of sales and revenues	3,632.5	3,231.1	7,552.4	5,863.4
Research and development	73.8	77.5	146.1	145.9
Selling, general and administrative	122.5	108.6	248.3	218.5
Interest and other expense (income), net	1.6	(.9)	(.5)	3.1

Truck and Other Income Before Income Taxes	360.7	286.4	759.5	514.4

Financial Services:
Revenues	266.1	258.0	527.5	499.0
Interest and other	159.6	165.5	318.1	322.5
Selling, general and administrative	24.1	24.6	48.2	47.8
Provision for losses on receivables	5.0	11.0	12.5	21.5

Financial Services Income Before Income Taxes	77.4	56.9	148.7	107.2
Investment income	8.2	9.9	17.1	17.9

Total Income Before Income Taxes	446.3	353.2	925.3	639.5
Income taxes	149.1	113.5	300.8	206.5

Net Income	$297.2	$239.7	$624.5	$433.0

Net Income Per Share:
Basic	$.83	$.66	$1.75	$1.18

Diluted	$.83	$.65	$1.75	$1.18

Weighted Average Shares Outstanding:
Basic	356.0	365.9	356.7	365.8

Diluted	356.8	367.2	357.4	367.2

Dividends declared per share	$.20	$.12	$.38	$.24

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2012	2011
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,591.2	$2,900.7
Trade and other receivables, net	1,120.9	977.8
Inventories	883.2	710.4
Property, plant, and equipment, net	2,096.6	1,973.3
Equipment on operating lease and other	1,340.6	1,209.1
Financial Services Assets	10,212.3	9,401.4

	$18,244.8	$17,172.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,909.5	$3,846.7
Long-term debt	150.0	150.0
Financial Services Liabilities	8,473.2	7,811.6
STOCKHOLDERS’ EQUITY	5,712.1	5,364.4

	$18,244.8	$17,172.7

Common Shares Outstanding	353.5	356.8

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
United States and Canada	$2,624.1	$2,077.7	$5,554.1	$3,666.4
Europe	1,054.6	1,313.3	2,165.2	2,492.3
Other	778.5	569.7	1,514.0	1,085.6

	$4,457.2	$3,960.7	$9,233.3	$7,244.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30	2012	2011
OPERATING ACTIVITIES:
Net income	$624.5	$433.0
Depreciation and amortization:
Property, plant and equipment	97.8	97.2
Equipment on operating leases and other	248.4	234.2
Net increase in wholesale receivables on new trucks	(257.6)	(210.3)
Net (increase) decrease in sales-type finance leases and dealer direct loans on new trucks	(65.7)	19.7
All other operating activities	(203.4)	218.2

Net Cash Provided by Operating Activities	444.0	792.0

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(208.7)	(117.5)
Acquisition of equipment for operating leases	(628.0)	(718.0)
Net increase in financial services receivables	(390.9)	(165.6)
Net increase in marketable securities	(30.9)	(565.9)
All other investing activities	178.1	165.1

Net Cash Used in Investing Activities	(1,080.4)	(1,401.9)

FINANCING ACTIVITIES:
Cash dividends paid	(385.7)	(87.7)
Purchase of treasury stock	(139.5)
Stock compensation transactions	5.7	4.4
Net increase in debt	783.7	446.0

Net Cash Provided by Financing Activities	264.2	362.7
Effect of exchange rate changes on cash	(14.6)	79.0

Net Decrease in Cash and Cash Equivalents	(386.8)	(168.2)
Cash and cash equivalents at beginning of period	2,106.7	2,040.8

Cash and cash equivalents at end of period	$1,719.9	$1,872.6